Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

DaVita Inc.:

We consent to the incorporation by reference in this Registration Statement on Amendment No. 1 to Form S-4 of our report dated February 24, 2012, except for Notes 28 and 29, which is as of July 6, 2012 (which states that effective January 1, 2012 the Company adopted accounting standards updates relating to presentation and disclosure of patient service revenue, provision for bad debts, and the allowance for doubtful accounts and to presentation of comprehensive income) relating to the consolidated balance sheets of DaVita Inc. and subsidiaries as of December 31, 2011 and 2010, and the related consolidated statements of income, comprehensive income, equity, and cash flows for each of the years in the three-year period ended December 31, 2011, which report appears in Form 8-K dated July 6, 2012, and our reports dated February 24, 2012 on the related financial statement schedule, and on the effectiveness of internal control over financial reporting as of December 31, 2011, which reports appear in the December 31, 2011 annual report on Form 10-K of DaVita Inc., and to the reference to our firm under the heading “Experts” in the prospectus, which is part of this Registration Statement.

/s/ KPMG LLP
Seattle, Washington August 29, 2012